Global iTechnology, Ceases Operations

         New York, New York, March 23, 2001: Global iTechnology, Inc. (OTC BB:
GITN) (the "Company") announced today that it has ceased operations because it has been unable to raise additional capital. Additionally, the Company has defaulted in its obligation to provide up to $900,000 in working capital to its subsidiary, Certificate Express Inc. ("CEI"). Based upon that default, the Company is required to transfer the assets of CEI to the former CEI shareholders. The assets of CEI represented the only remaining assets of the Company. The Company's other subsidiaries, all of which had been in the prepaid phone card business, filed for bankruptcy court protection in October 1999. All members of the Company's board of directors and all of its officers have resigned effective March 22, 2001.

         The Company will file a Form 8-K with the U.S. Securities and Exchange Commission detailing these circumstances. Because the company will not have sufficient resources to prepare and file a Form 10-KSB Report by March 31, 2001, the Company anticipates that its shares of common stock will be removed from quotation on the Nasdaq Over-the-Counter Bulletin Board on or about April 30, 2001.

         Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties which are described in the Company's SEC reports, including the Company's Form 10-KSB for the year ended December 31, 1999, Forms 10-QSB for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 and the Company's Prospectus dated July 10, 2000.